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Exhibit 10.94

(Rev. 10/99)

SOUTHWALL TECHNOLOGIES INC.
SEVERANCE POLICY IN THE EVENT
OF A MERGER OR ACQUISITION

As approved by the Board of Directors October 22, 1999

I.  Purpose:  To provide severance for officers and certain designated key employees in the event of involuntary termination (other than for cause) following a change in ownership of the Company.

II.  Eligibility:  All officers and certain key employees as designated from time to time by the Human Resources Committee.

III.  Benefit:

1.
The officer/key employee will be paid a lump sum severance payment in the event there is an Involuntary Termination of his/her employment upon or within 24 months after a Transaction or Change in Control. For purposes of this policy, Involuntary Termination shall mean the termination of the individual's employment for any reason other than (I) a termination by the Company for "Cause" or (ii) a voluntary termination by the individual for other than "Good Reason".
2.
The lump sum severance payment to such officer/key employee shall be equal to in dollar amount, either (1) in the case of the Chief Executive Officer of the Company two times, or (2) and in the case of any other officer/key employee between 1.0 and 1.5 times as determined by the Board in its sole discretion, the sum of the annual rate of base salary in effect for such individual at the time of the individual's Involuntary Termination plus the bonuses earned by him/her for the fiscal year immediately preceding the fiscal year in which such Involuntary Termination occurs.

In the event that any payment pursuant to Section IV.2 would subject such officer/key employee to federal excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, the Company shall promptly reimburse such officer/key employee for the amount of any such tax paid by the officer/key employee plus a tax gross up amount.
Such tax reimbursement and gross up amount shall be determined under the following formula:
X	=	E × P 1 - [(FI × (1 - SLI)) + SLI + E + M]
where:
X	=	The tax reimbursement and gross up payment to the officer/key employee.
E	=	The percentage rate at which excise tax is assessed under Section 4999 of the Internal Revenue Code.

(Rev. 10/99)
P	=	The amount with respect to which excise tax is assessed, determined without regard to this Section 3.
FI	=	The highest marginal rate of income tax applicable to the officer/key employee under the Internal Revenue Code for the taxable year in question.
SLI	=	The sum of the highest marginal rates of income tax under applicable state and local laws for the taxable year in question.
M	=	The rate of Medicare tax applicable to the officer/key employee under the Internal Revenue Code for the taxable year in question.

IV. Definitions:

  A.  Cause

1.
Any action or omission by the individual which constitutes gross negligence or willful misconduct in the discharge of duties as an employee or intentional conduct detrimental to the Company's business and affairs; or
2.	Any unauthorized use or disclosure of the Company's trade secrets or other confidential information; or
3.
The order of a federal or state regulatory authority having jurisdiction over the Company or its operations or by a court of competent jurisdiction requiring the termination of employment by the Company.

  B.  Good Reason

1.
The individual's assignment by the Company to duties which (A) are materially different from his/her duties immediately prior to the Transaction or Change in Control, or (B) result, without the individual's express written consent, in a significant reduction in his/her authority and responsibility when compared to the highest level of authority and responsibility assigned to the individual at any time during the six (6) month period prior to the Transaction or Change in Control.
2.	A material reduction by the Company of the individual's salary as the same may be increased form time to time prior to termination; or
3.	A change of the individual's site location without express written consent of the individual; or
4.
The failure by the Company to (A) continue to provide substantially the same level of retirement and welfare benefits (which for purposes of this paragraph shall mean benefits under all welfare plans as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) and perquisites including participation on a comparable basis in the Company retirement plans, stock option plans, incentive plans, an other plans in which employees of the Company of comparable title and salary grade participate, as were provided immediately prior to such Transaction or Change in Control, or (B) replace such pre-Transaction or Change in Control benefits with a package of retirement and welfare benefits and perquisites that, though one or more

(Rev. 10/99)

such benefits or perquisites (including participation on a comparable basis in the Company's retirement plans stock option plans, incentive plans and other plans) may vary from those provided before such Transaction, is substantially comparable in all material respects when taken as a whole to such retirement and welfare benefits and perquisites provided prior to the Transaction or Change in Control.

  C.  Transaction or Change in Control

A "Transaction" shall be defined as:
1.	A sale, transfer or other disposition of all or substantially all of the Company's assets;
2.	A merger or consolidation of the Company in which the Company is not the surviving entity (other than a merger or consolidation effected primarily to change the Company's state of incorporation); or
3.
A reverse merger in which the Company is the surviving entity but in which 50% or more of the Company's outstanding voting stock is transferred to holder(s) different from those who held the stock immediately prior to such merger.
A "Change in Control" shall be defined as:

50% or more of the Company's outstanding voting stock is acquired pursuant to a tender or exchange offer made to the Company's stockholders by a person other than the Company or a person controlling, controlled by or under common control with the Company.

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SOUTHWALL TECHNOLOGIES INC. SEVERANCE POLICY IN THE EVENT OF A MERGER OR ACQUISITION As approved by the Board of Directors October 22, 1999